Pricing Supplement W36 To underlying supplement No. 1 dated October 1, 2012, prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Registration Statement No. 333-184193 Dated September 12, 2014; Rule 424(b)(2)
Deutsche Bank
Structured Investments	Deutsche Bank AG 9,226 Call Warrants Linked to the EURO STOXX 50® Index Expiring September 15, 2017
General
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The call warrants (the “warrants”) are designed for investors who seek a leveraged return at expiration based on the increase, if any, in the EURO STOXX 50® Index (the “Index”).  If the Final Level of the Index is less than or equal to the Strike Level, which is 100% of the Initial Level, the warrants will expire worthless and investors will lose their entire investment in the warrants.  If the Final Level is greater than the Strike Level, investors will receive a cash payment upon expiration based on the performance of the Index. In this circumstance, investors will still lose some or a significant portion of their initial investment if the level of the Index does not increase sufficiently to offset the Warrant Premium. Any payment on the warrants is subject to the credit of the Issuer.

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The warrants are risky investments. The warrants will be exercised automatically on the Expiration Date, and you do not have the right to exercise your warrants prior to the Expiration Date. You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants involve a high degree of risk and are not appropriate for investors who cannot sustain a total loss of their investment. You must be able to understand and bear the risk of an investment in the warrants, and you should be experienced with respect to options and option transactions.

•	Unsecured contractual obligations of Deutsche Bank AG expiring September 15, 2017
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Minimum initial investment of $9,961.90 or 97 warrants, each with a Notional Amount of $1,000 (and then in increments of one warrant thereafter), resulting in an aggregate minimum Notional Amount of $97,000.

•	The warrants priced on September 12, 2014 (the “Trade Date”) and are expected to settle on September 17, 2014 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Index:	The EURO STOXX 50® Index (Ticker: SX5E)
Issue Price per Warrant:	Equal to the Warrant Premium
Warrant Premium:	$102.70 per warrant (equal to 10.27% of the Notional Amount)
Notional Amount:	$1,000 per warrant
Warrant Premium Percentage:	10.27%, equal to the Warrant Premium divided by the Notional Amount
Payment at Expiration:	On the Expiration Date, the warrants will be automatically exercised and you will be entitled to receive a cash payment per warrant equal to the Cash Settlement Amount, which could be zero.
Cash Settlement Amount:
With respect to each warrant, the Cash Settlement Amount will be calculated as follows:
If the Final Level is greater than the Strike Level,
$1,000 x Index Strike Return
If the Final Level is less than or equal to the Strike Level, $0.
If the Final Level is less than or equal to the Strike Level, the Index Strike Return will be negative or zero and the warrants will expire worthless. If the level of the Index does not increase, you will lose your entire investment in the warrants. In addition, if the Final Level is not sufficiently greater than the Strike Level to offset the Warrant Premium, you will lose a portion of your initial investment. In order to receive a positive return on your investment, the Final Level must be greater than the Strike Level by a percentage greater than the Warrant Premium Percentage.

Index Strike Return:	Calculated as follows:
Final Level – Strike Level
Initial Level
Initial Level:	3,235.07, equal to the closing level of the Index on the Trade Date
Final Level:	The closing level of the Index on the Final Valuation Date
Strike Level:	3,235.07, equal to 100% of the Initial Level
Trade Date:	September 12, 2014
Settlement Date:	September 17, 2014
Final Valuation Date†:	September 12, 2017
Expiration Date†:	September 15, 2017
Listing:	The warrants will not be listed on any securities exchange.
CUSIP/ISIN:	25157U812 / US25157U8128
† Subject to postponement as described under “General Terms of the Warrants — Market Disruption Events” in this pricing supplement.
Investing in the warrants involves a number of risks, including the risk that the warrants expire worthless and you lose your entire investment. See “Selected Risk Considerations” beginning on page 6 of this pricing supplement.
The Issuer’s estimated value of the warrants on the Trade Date is $90.70 per warrant, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Warrants” on the following page of this pricing supplement for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the warrants or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Fees(1)	Proceeds to Issuer
Per warrant	$102.70	$6.50	$96.20
Total	$947,510.20	$59,969.00	$887,541.20
(1)
J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as agents for the warrants. The agents will receive a fee from us of $6.50 per warrant. For more information see “Underwriting” in this pricing supplement.

The warrants are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Warrants	$947,510.20	$122.04

JPMorgan
Placement Agent
September 12, 2014

Issuer’s Estimated Value of the Warrants

The Issuer’s estimated value of the warrants is our valuation of the warrants calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the warrants or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the warrants on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the warrants.  The difference between the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the warrants through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the warrants on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your warrants in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the warrants from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the warrants determined by reference to our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the warrants and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our warrants for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Warrants

You should read this pricing supplement together with the prospectus dated September 28, 2012, as supplemented by the prospectus supplement dated September 28, 2012, relating to our warrants and the underlying supplement No. 1 dated October 1, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409460/d415003d424b21.pdf

Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the warrants and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement, as the warrants involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the warrants.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the underlying supplement, prospectus supplement, prospectus and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the warrants at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the warrants prior to their issuance.  We will notify you in the event of any changes to the terms of the warrants, and you will be asked to accept such changes in connection with your purchase of any warrants.  You may choose to reject such changes, in which case we may reject your offer to purchase the warrants.

What Is the Cash Settlement Amount, Assuming a Range of Performances for the Index?

The table and examples below illustrate the potential Cash Settlement Amounts per warrant on the Expiration Date for a hypothetical range of performances of the Index from -100.00% to 100.00%.  The hypothetical Cash Settlement Amounts set forth below reflect the Strike Level of 100% of the Initial Level, the Warrant Premium Percentage of 10.27% and the Warrant Premium of $102.70 per warrant and assume a hypothetical Initial Level of 3,000.00.  The actual Initial Level and Strike Level are set forth on the cover of this pricing supplement.  The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to an investor in the warrants.  The numbers appearing in the following table and examples may have been rounded for ease of analysis.

Hypothetical Final Level	Percentage Change from Initial Level	Hypothetical Index Strike Return	Cash Settlement Amount	Cash Settlement Amount minus Warrant Premium	Cash Settlement Amount minus Warrant Premium as Percentage Return on Warrant Premium
6,000.00	100.00%	100.00%	$1,000.00	$897.30	873.71%
5,700.00	90.00%	90.00%	$900.00	$797.30	776.34%
5,400.00	80.00%	80.00%	$800.00	$697.30	678.97%
5,100.00	70.00%	70.00%	$700.00	$597.30	581.60%
4,800.00	60.00%	60.00%	$600.00	$497.30	484.23%
4,500.00	50.00%	50.00%	$500.00	$397.30	386.85%
4,200.00	40.00%	40.00%	$400.00	$297.30	289.48%
3,900.00	30.00%	30.00%	$300.00	$197.30	192.11%
3,600.00	20.00%	20.00%	$200.00	$97.30	94.74%
3,450.00	15.00%	15.00%	$150.00	$47.30	46.06%
3,308.10	10.27%	10.27%	$102.70	$0.00	0.00%
3,300.00	10.00%	10.00%	$100.00	-$2.70	-2.63%
3,150.00	5.00%	5.00%	$50.00	-$52.70	-51.31%
3,075.00	2.50%	2.50%	$25.00	-$77.70	-75.66%
3,000.00	0.00%	0.00%	$0.00	-$102.70	-100.00%
2,700.00	-10.00%	-10.00%	$0.00	-$102.70	-100.00%
2,400.00	-20.00%	-20.00%	$0.00	-$102.70	-100.00%
2,100.00	-30.00%	-30.00%	$0.00	-$102.70	-100.00%
1,800.00	-40.00%	-40.00%	$0.00	-$102.70	-100.00%
1,500.00	-50.00%	-50.00%	$0.00	-$102.70	-100.00%
1,200.00	-60.00%	-60.00%	$0.00	-$102.70	-100.00%
900.00	-70.00%	-70.00%	$0.00	-$102.70	-100.00%
600.00	-80.00%	-80.00%	$0.00	-$102.70	-100.00%
300.00	-90.00%	-90.00%	$0.00	-$102.70	-100.00%
0.00	-100.00%	-100.00%	$0.00	-$102.70	-100.00%

Hypothetical Examples of Amounts Payable at Expiration

The following hypothetical examples illustrate how the Cash Settlement Amounts set forth above are calculated.

Example 1: The level of the Index increases 30.00% from the Initial Level of 3,000.00 to a Final Level of 3,900.00. Because the Final Level of 3,900.00 is greater than the Strike Level of 3,000.00, the Index Strike Return is 30.00% and the investor will be entitled to receive a Cash Settlement Amount of $300.00 per warrant, calculated as follows:

$1,000 x Index Strike Return
$1,000 x 30.00% = $300.00

Taking into account the investor’s payment of the Warrant Premium of $102.70, the payment of the Cash Settlement Amount of $300.00 represents a gain of $197.30 per warrant, or 192.11% of the initial investment of $102.70.

Example 2: The level of the Index increases 5.00% from the Initial Level of 3,000.00 to a Final Level of 3,150.00. Because the Final Level of 3,150.00 is greater than the Strike Level of 3,000.00, the Index Strike Return is 5.00% and the investor will be entitled to receive a Cash Settlement Amount of $50.00 per warrant, calculated as follows:

$1,000 x Index Strike Return
$1,000 x 5.00% = $50.00

In this example, because the Final Level is greater than the Strike Level by only 5.00%, which is less than the Warrant Premium Percentage of 10.27%, the investor’s Cash Settlement Amount of $50.00 per warrant will result in a 51.31% loss of its initial investment of $102.70.

Example 3: The Final Level of 3,000.00 is the same as the Initial Level. Because the Final Level of 3,000.00 is equal to the Strike Level, the Index Strike Return is 0.00% and the warrants expire worthless. As a result, the investor will lose its entire investment in the warrants.

Example 4: The level of the Index decreases 30.00% from the Initial Level of 3,000.00 to a Final Level of 2,100.00. Because the Final Level of 2,100.00 is less than the Strike Level of 3,000.00, the Index Strike Return is -30.00% and the warrants expire worthless. As a result, the investor will lose its entire investment in the warrants.

Selected Purchase Considerations

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UNCAPPED APPRECIATION POTENTIAL; LOSS OF ENTIRE INITIAL INVESTMENT IF THE LEVEL OF THE INDEX DOES NOT INCREASE — The warrants provide exposure to the performance of the Index if the Final Level is greater than the Strike Level by a percentage greater than the Warrant Premium Percentage of 10.27%. For example, if the closing level of the Index increases 30.00% from the Initial Level to the Final Level, investors will receive a Cash Settlement Amount of $300.00 at expiration, representing a gain of 192.11% of the initial investment of $102.70. If the Final Level is greater than the Strike Level but by a percentage less than the Warrant Premium Percentage, you will lose some or a significant portion of your initial investment. If the Final Level is less than or equal to the Strike Level, the warrants will expire worthless and you will lose your entire investment in the warrants.  Any payment on the warrants at expiration is subject to our ability to satisfy our obligations as they become due. You should read this pricing supplement carefully and understand the terms of the warrants and the manner in which the Cash Settlement Amount is determined before deciding that an investment in the warrants is suitable for you.

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THE WARRANTS ARE SUITABLE ONLY FOR INVESTORS WITH OPTIONS-APPROVED ACCOUNTS — You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants involve a high degree of risk and are not appropriate for every investor. You must be able to understand and bear the risk of an investment in the warrants, and you should be experienced with respect to options and option transactions.

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RETURN LINKED TO THE PERFORMANCE OF THE EURO STOXX 50® INDEX — The return on the warrants, which may be positive, zero or negative, is linked to the performance of the EURO STOXX 50® Index as described herein.  The EURO STOXX 50® Index is composed of the stocks of 50 major companies in the Eurozone. These companies include market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. This is only a summary of the EURO STOXX 50® Index. For more information on the EURO STOXX 50® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The EURO STOXX 50® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

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MINIMUM INITIAL INVESTMENT — The minimum initial investment is $9,961.90 or 97 warrants, each with a Notional Amount of $1,000 (and then in increments of one warrant thereafter), resulting in an aggregate minimum Notional Amount of $97,000.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the warrants will be treated for U.S. federal income tax purposes as cash-settled options. Generally, (i) you will not recognize taxable income or loss with respect to a warrant prior to its exercise or lapse, other than pursuant to a taxable disposition, and (ii) the gain or loss on your warrant will be capital gain or loss and will be long-term capital gain or loss if you have held the warrant for more than one year.

You should review carefully the section of the accompanying prospectus supplement entitled “United States Federal Income Taxation.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the warrants.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the warrants.

For a discussion of certain German tax considerations relating to the warrants, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the warrants, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the warrants involves significant risks. Investing in the warrants is not equivalent to investing directly in the stocks composing the Index.

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THE WARRANTS ARE A RISKY INVESTMENT AND THE WARRANTS WILL EXPIRE WORTHLESS IF THE FINAL LEVEL IS LESS THAN OR EQUAL TO THE STRIKE LEVEL — The warrants are highly speculative and highly leveraged.  If the Final Level is less than or equal to the Strike Level, the warrants will expire worthless and you will lose your entire investment in the warrants.  The warrants are not suitable for investors who cannot sustain a total loss of their investment.  You should be willing and able to sustain a total loss of your investment in the warrants.

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YOU MAY LOSE SOME OR A SIGNIFICANT PORTION OF YOUR INITIAL INVESTMENT EVEN IF THE FINAL LEVEL IS GREATER THAN THE STRIKE LEVEL — Even if the Final Level is greater than the Strike Level, you will lose some or a significant portion of your initial investment if the Final Level is greater than the Strike Level but by a percentage less than the Warrant Premium Percentage of 10.27%.  In order for you to receive a Cash Settlement Amount greater than your initial investment, the Final Level must be greater than the Strike Level by a percentage greater than the Warrant Premium Percentage.

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THE WARRANTS ARE SUITABLE ONLY FOR INVESTORS WITH OPTIONS-APPROVED ACCOUNTS — You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants involve a high degree of risk and are not appropriate for every investor. You must be able to understand and bear the risk of an investment in the warrants, and you should be experienced with respect to options and option transactions.

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THE WARRANTS DO NOT PROVIDE FOR ANY COUPON PAYMENTS OR VOTING RIGHTS — As a holder of the warrants, you will not receive any coupon payments, and you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks composing the Index would have.

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PAYMENT(S) ON THE WARRANTS ARE SUBJECT TO OUR CREDITWORTHINESS — The warrants are unsecured contractual obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the warrants depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the warrants. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the warrants and in the event Deutsche Bank AG were to default on its obligations you might not receive any amount(s) owed to you under the terms of the warrants and you could lose your entire investment.

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THE ISSUER’S ESTIMATED VALUE OF THE WARRANTS ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE WARRANTS — The Issuer’s estimated value of the warrants on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the warrants. The difference between the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the warrants through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the warrants is determined by reference to our pricing models. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your warrants or otherwise value your warrants, that price or value may differ materially from the estimated value of the warrants determined by reference to our pricing models. This difference is due to, among other things, any difference in pricing models or assumptions used by any dealer who may purchase the warrants in the secondary market.

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INVESTING IN THE WARRANTS IS NOT THE SAME AS INVESTING IN THE INDEX AND YOUR RETURN ON THE WARRANTS, IF ANY, GENERALLY WILL NOT REFLECT ANY PAYMENTS MADE WITH RESPECT TO THE STOCKS COMPOSING THE INDEX — Your return on the warrants, if any, will not reflect the return you would realize if you actually owned such stocks composing the Index and received any payments made with respect to the stocks composing the Index. If the Index increases sufficiently above the Strike Level on the Final Valuation Date, you will receive a percentage return on your initial investment that is greater than the percentage increase in the level of the Index from the Trade Date. However, unlike a direct investment in the stocks composing the Index, if the Index does not increase above the Strike Level on the Final Valuation Date, you will lose your entire investment in the warrants.

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THE INDEX REFLECTS THE PRICE RETURN OF THE STOCKS COMPOSING THE INDEX, NOT A TOTAL RETURN — The return on the warrants is based on the performance of the Index, which reflects the changes in the market prices of the stocks composing the Index. It is not, however, linked to a “total return” version of the Index, which, in addition to reflecting those price returns, would also reflect all dividends and other distributions paid on the stocks composing the Index. The return on the warrants will not include such a total return feature.

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THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN WARRANTS LINKED TO THE VALUES OF EQUITY SECURITIES ISSUED BY NON-U.S. COMPANIES — The Index includes component stocks that are issued by companies incorporated outside of the U.S. Because the component stocks also trade outside the U.S., the warrants are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the value of the Index and the value of your warrants. Furthermore, there are risks associated with investments in warrants linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Specifically, the stocks included in the Index are issued by companies located in countries within the Eurozone, some of which are and have been experiencing economic stress.

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WE ARE ONE OF THE COMPANIES THAT MAKE UP THE INDEX — We are one of the companies that make up the Index. To our knowledge, we are not currently affiliated with any of the other companies the equity securities of which are represented in the Index. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the equity securities composing the Index, or your warrants. None of the other companies represented in the Index will be involved in the offering of the warrants in any way. Neither they nor we will have any obligation to consider your interests as a holder of the warrants in taking any corporate actions that might affect the value of your warrants.

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THE PERFORMANCE OF THE INDEX WILL NOT BE ADJUSTED FOR CHANGES IN THE EURO RELATIVE TO THE U.S. DOLLAR — The Index is composed of stocks denominated in, and the level of the Index is calculated in, Euros. Because the level of the Index is calculated in Euros and not in U.S. dollars, the performance of the Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the Euro. Therefore, if the Euro strengthens or weakens relative to the U.S. dollar over the term of the warrants, you will not receive any additional payment or incur any reduction in your return on the warrants at expiration.

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THE SPONSOR OF THE INDEX MAY ADJUST THE INDEX IN WAYS THAT AFFECT THE LEVEL OF THE INDEX, AND HAS NO OBLIGATION TO CONSIDER YOUR INTERESTS — The sponsor of the Index (the “Index Sponsor”) is responsible for calculating and maintaining the Index. The Index Sponsor can add, delete or substitute the Index components or make other methodological changes that could change the level of the Index. You should realize that the changing of Index components may affect the Index, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the warrants and the Cash Settlement Amount. The Index Sponsor has no obligation to consider your interests in calculating or revising the Index.

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THE WARRANTS ARE NON-STANDARDIZED OPTIONS — The warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the SEC. The warrants are unsecured contractual obligations of Deutsche Bank AG and will rank pari passu with all of our other unsecured contractual obligations and unsecured and unsubordinated debt, except for obligations required to be preferred by law. Thus, unlike purchasers of OCC standardized options, who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, investors in the warrants may look solely to Deutsche Bank AG for performance of its obligation to pay the Cash Settlement Amount, if any, upon the automatic exercise of the warrants. Additionally, the secondary market for the warrants, if any exists, is not expected to be as liquid as the market for OCC standardized options, and, therefore, sales of the warrants prior to the Expiration Date may yield a sale price that is lower than the theoretical value of the warrants based on the then-prevailing level of the Index. See also “The Warrants Will Not Be Listed and There Will Likely Be Limited Liquidity” below.

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THE TIME REMAINING TO THE EXPIRATION DATE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE WARRANTS — A portion of the market value of a warrant at any time depends on the value of the Index at such time relative to the Strike Level and is known as the “intrinsic value” of the warrant. If the closing level of the Index is higher than the Strike Level at any time, the intrinsic value of the warrant is positive and the warrant is considered “in the money”; whereas, if the closing level of the Index is lower than the Strike Level at any time, the intrinsic value of the warrant is zero and the warrant is considered “out of the money.” Another portion of the market value of a warrant at any time prior to expiration depends on the length of time remaining until the Expiration Date and is known as the “time value” of the warrant. After the Trade Date, the time value of the warrant represents its entire value; thereafter, the time value generally diminishes until, at expiration, the time value of the warrant is zero.  Assuming all other factors are held constant, the risk that the warrants will expire worthless will increase the more the closing level of the Index falls below the Strike Level and the shorter the time remaining until the Expiration Date. Therefore, the market value of the warrants will reflect both the rise or decline in the level of the Index and the time remaining to the Expiration Date, among other factors. See also “Assuming No Changes In Market Conditions And Other Relevant Factors, The Price You May Receive For Your Warrants In Secondary Market Transactions Would Generally Be Lower Than Both The Issue Price And The Issuer’s Estimated Value Of The Warrants On The Trade Date” below.

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THE WARRANTS WILL BE AUTOMATICALLY EXERCISED ON THE EXPIRATION DATE — The warrants will be automatically exercised on the Expiration Date.  Neither you nor we can exercise the warrants at any time prior to the Expiration Date. Accordingly, unless you sell the warrants prior to the Expiration Date, you will not be able to capture any beneficial changes in the levels of the Index prior to the Final Valuation Date. Further, you do not have a choice as to whether the warrants will be automatically exercised on the Expiration Date. Accordingly, you will not be able to benefit from any increase in the levels of the Index that occur after the Final Valuation Date.

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PAST PERFORMANCE OF THE INDEX OR STOCKS COMPOSING THE INDEX IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Index or stocks composing the Index over the term of the warrants, as well as any amount payable on the Expiration Date, may bear little relation to the historical closing levels of the Index or stocks composing the Index, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Index or stocks composing the Index or whether the performance of the Index will result in the return of any of your investment.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR WARRANTS IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE WARRANTS ON THE TRADE DATE — The Issuer’s estimated value of the warrants on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the warrants. The Issuer’s estimated value of the warrants on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your warrants in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the warrants from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the warrants determined by reference to our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the warrants and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our warrants for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the warrants on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the warrants and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your warrants, including the price you may receive in any secondary market transactions. Any sale prior to the Expiration Date could result in a substantial loss to you.  The warrants are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your warrants to expiration.

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THE WARRANTS WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY —The warrants will not be listed on any securities exchange. There may be little or no secondary market for the warrants.  We or our affiliates intend to act as market makers for the warrants but are not required to do so and may cease such market making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the warrants when you wish to do so or at a price advantageous to you.  Because we do not expect other dealers to make a secondary market for the warrants, the price at which you may be able to sell your warrants is likely to depend on the price, if any, at which we or our affiliates are willing to buy the warrants.  If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the warrants.  If you have to sell your warrants prior to expiration, you may not be able to do so or you may have to sell them at a substantial loss.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE WARRANTS — While we expect that, generally, the level of the Index will affect the value of the warrants more than any other single factor, the value of the warrants will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the composition of the Index;

•	the time remaining to the Expiration Date of the warrants;

•	the market prices and dividend rates of the stocks composing the Index and changes that affect those stocks and their issuers;

•	interest rates and yields in the market generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Index or markets generally;

•	supply and demand for the warrants; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE WARRANTS — We or one or more of our affiliates expect to hedge our exposure from the warrants by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the price of the components included in the Index and/or the level of the Index, and therefore, make it less likely that you will receive a positive return on your investment in the warrants. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the warrants declines. We or our affiliates may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the warrants. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the warrants.

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WE, OUR AFFILIATES OR OUR AGENTS, OR JPMORGAN CHASE & CO. OR ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE WARRANTS. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVEL OF THE INDEX TO WHICH THE WARRANTS ARE LINKED OR THE VALUE OF THE WARRANTS — We, our affiliates or our agents, or JPMorgan Chase & Co. or its affiliates, may publish research from time to time on financial markets and other matters that could adversely affect the value of the warrants, or express opinions or provide recommendations that are inconsistent with purchasing or holding the warrants. Any research, opinions or recommendations expressed by us, our affiliates or our agents, or JPMorgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the warrants and the Index to which the warrants are linked.

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POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the warrants, including acting as Calculation Agent (as defined below), hedging our obligations under the warrants and determining the Issuer’s estimated value of the warrants on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the warrants from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the warrants. The Calculation Agent will determine, among other things, all values and levels required to be determined for the purposes of the warrants on any relevant date or time. The Calculation Agent will also be responsible for determining whether a Market Disruption Event (as defined below) has occurred. Any determination by the Calculation Agent could adversely affect the return on the warrants.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily closing levels of the Index from September 5, 2009 through September 5, 2014. The closing level of the Index on September 12, 2014 was 3,235.07. We obtained the historical closing levels of the Index below from Bloomberg, and we have not participated in the preparation of, or verified, such information.

The historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

General Terms of the Warrants

The following description of the terms of the warrants supplements the description of the general terms of the warrants set forth under the headings “Description of Warrants” in the accompanying prospectus supplement and “Description of Warrants” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement or prospectus.

General

The warrants are unsecured contractual obligations of Deutsche Bank AG that are linked to the EURO STOXX 50® Index.  The warrants will be issued by Deutsche Bank AG under a warrant agreement (the “Warrant Agreement”) between us and Deutsche Bank Trust Company Americas (“DBTCA”), as warrant agent.

The warrants are our unsecured contractual obligations and will rank pari passu with all of our unsecured contractual obligations and unsecured and unsubordinated debt, except for obligations required to be preferred by law.

The warrants are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

The specific terms of the warrants are set forth under the heading “Key Terms” on the cover page of this pricing supplement and in the subsections below.

Market Disruption Events

A “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to establish, adjust or unwind all or a material portion of any hedge with respect to the warrants:

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a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Index (or the relevant Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such Relevant Exchanges; or

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a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Index (or the relevant Successor Index) during the one hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

•
a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the Index (or the relevant Successor Index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index (or the relevant Successor Index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the disrupted Index (or the relevant Successor Index) shall be based on a comparison of:

•	the portion of the level of the Index (or the relevant Successor Index) attributable to that security, relative to

•	the overall level of the Index (or the relevant Successor Index), in each case, immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred:

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a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market;

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limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts or exchange traded funds on the Index by the primary securities market trading in such contracts or funds by reason of:

o	a price change exceeding limits set by such exchange or market;

o	an imbalance of orders relating to such contracts or funds; or

o
a disparity in bid and ask quotes relating to such contracts or funds will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the Index; and

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a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange traded funds related to the Index are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

If the Final Valuation Date is not a trading day or a closing level for the Index is not available on the Final Valuation Date due to the occurrence or continuation of a Market Disruption Event, then the Final Valuation Date will be postponed to the next trading day upon which a Market Disruption Event is not occurring and a closing level for the Index is available; provided that the Final Valuation Date will not be postponed later than the fifth scheduled trading day after the originally scheduled Final Valuation Date (the “Fifth Day”). If a Market Disruption Event is continuing and the closing level of the Index has not been determined by the Fifth Day, the Calculation Agent will determine such closing level in good faith and in a commercially reasonable manner.

Upon postponement of the Final Valuation Date, the Expiration Date will be postponed in order to maintain the same number of business days that originally had been scheduled between the Final Valuation Date and the Expiration Date.

“Business day” means any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in U.S. dollars are not conducted in the City of New York or London, England.

“Trading day” means any day other than a day on which (i) (A) the level of the Index is not published by the Index Sponsor or (B) trading is not generally conducted on a Relevant Exchange, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time and (ii) the Calculation Agent determines in its sole discretion that such non-publication or non-trading materially interfered or interferes with our ability or the ability of any of our affiliates to establish, adjust or unwind all or a material portion of any hedge with respect to the warrants.

“Relevant Exchange” means the primary organized exchanges or markets of trading, as determined by the Calculation Agent, for (i) any security or other component then included in the Index, or (ii) any futures or options contract or fund related to the Index or to any security or other component then included in the Index.

Discontinuation of the Index; Alteration of Method of Calculation

If the Index Sponsor discontinues publication of the Index and the Index Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then, following the publication of such Successor Index, the closing level of the Index will be determined by reference to the official closing level of such Successor Index on any trading day on which a level for the Index must be taken for the purposes of the warrants, including the Final Valuation Date (“Relevant Date”).

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the warrant agent, to us and to the holders of the warrants.

If the Index Sponsor discontinues publication of the Index prior to, and such discontinuance is continuing on, any Relevant Date, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, or the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to and such discontinuation is continuing on such Relevant Date, then (a) the Calculation Agent will determine the closing level of the Index for such Relevant Date and (b) the Index level, if applicable, at any time on such Relevant Date will be deemed to equal the closing level of the Index on that Relevant Date, as determined by the Calculation Agent. The closing level of the Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index or Successor Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant component has been materially suspended or materially limited, its good faith estimate of the closing price) on such date of each component most recently comprising the Index or Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index or Successor Index, as applicable, may adversely affect the value of the warrants.

If at any time the method of calculating the Index or a Successor Index, or the level thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that the level of the Index or such Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the closing level of the Index or such Successor Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of an index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the relevant closing level of the Index or such Successor Index with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the level of the Index or such Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index or such Successor Index), then the Calculation Agent will adjust the Index or such Successor Index in order to arrive at a level of the Index or such Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent (the “Calculation Agent”). The Calculation Agent will determine, among other things, the Final Level, the Index Strike Return, the amount, if any, that we will pay you on the Expiration Date, whether there has been a Market Disruption Event or a discontinuation of the Index and whether there has been a material change in the method of calculating the Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the warrant agent and us. We may appoint a different Calculation Agent from time to time after the Trade Date without your consent and without notifying you.

The Calculation Agent will provide written notice to the warrant agent at its New York office, on which notice the warrant agent may conclusively rely, of the amount to be paid on the Expiration Date, on or prior to 11:00 a.m. on the business day preceding the Expiration Date.

All calculations with respect to the level of the Index and Index Strike Return will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all U.S. dollar amounts related to determination of the payment per warrant on the Expiration Date, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all U.S. dollar amounts paid on the aggregate Notional Amount of warrants per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Modification

Under the heading “Description of Warrants—Significant Provisions of the Warrant Agreement” in the accompanying prospectus supplement is a description of when the consent of each affected holder of warrants is required to modify the Warrant Agreement.

Listing

The warrants will not be listed on any securities exchange.

Book-Entry Only Issuance – The Depository Trust Company

The Depository Trust Company, or DTC, will act as depositary for the warrants. The warrants will be issued only as fully-registered warrants registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global warrants certificates, representing the aggregate number or Notional Amount of the warrants, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Warrants—Book-Entry Only Issuance—The Depository Trust Company.”

Warrant Agent

Payment of amounts due upon expiration of the warrants will be payable and the transfer of the warrants will be registrable at the office of Deutsche Bank Trust Company Americas in The City of New York.

Registration of transfers of the warrants will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The warrants will be governed by and interpreted in accordance with the laws of the State of New York, excluding choice of law provisions.

Use of Proceeds; Hedging

The net proceeds we receive from the sale of the warrants will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the warrants, as more particularly described in “Use of Proceeds” in the accompanying prospectus. The Warrant Premium includes each agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the warrants and the estimated cost of hedging our obligations under the warrants. The estimated cost of hedging includes the profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the warrants. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the Trade Date, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the warrants by taking positions in the Index, the Index components, or instruments whose value is derived from the Index or its components. While we cannot predict an outcome, such hedging activity or other hedging or investment activity could potentially adversely affect the level of the Index, which could adversely affect your return on the warrants. Similarly, the unwinding of our or our affiliates’ hedges near or on the Final Valuation Date could decrease the closing levels of the Index or the Index components on such dates, which could have an adverse effect on the value of the warrants. From time to time, prior to expiration of the warrants, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Index, the Index components, or instruments whose value is derived from the Index or its components. Although we have no reason to believe that any of these activities will have a material impact on the level of the Index or the value of the warrants, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No warrant holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

Underwriting

Under the terms and subject to the conditions contained in the Distribution Agreement entered into between Deutsche Bank AG and each of JPMS LLC and JPMorgan Chase Bank, N.A., as agents (each, an “agent” and collectively, the “agents”), each agent will agree to purchase, and we will agree to sell, the aggregate amount of warrants set forth on the cover page of the relevant pricing supplement containing the final pricing terms of the warrants. Each agent proposes initially to offer the warrants directly to the public at the public offering price set forth herein. After the initial offering of the warrants, each agent may vary the offering price and other selling terms from time to time.

JPMS LLC and JPMorgan Chase Bank, N.A., acting as agents for Deutsche Bank AG, will receive a selling concession in connection with the sale of the warrants of 0.65% of the Notional Amount or $6.50 per warrant. The agents may sell all or a part of the warrants that it purchases from us to its affiliates or certain dealers at the price to the public indicated on the cover of this pricing supplement, minus a concession not to exceed the discounts and commissions as set forth above.

Secondary market offers and sales, if any, will be made at prices related to market prices at the time of such offer or sale; accordingly, the agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the warrants, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of the warrants. Specifically, the agents may sell more warrants than it is obligated to purchase in connection with the offering, creating a naked short position in the warrants for its own account. The agents must close out any naked short position by purchasing the warrants in the open market. A naked short position is more likely to be created if the agents are concerned that there may be downward pressure on the price of the warrants in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agents may bid for, and purchase, warrants in the open market to stabilize the price of the warrants. Any of these activities may raise or maintain the market price of the warrants above independent market levels or prevent or retard a decline in the market price of the warrants. The agents are not required to engage in these activities, and may end any of these activities at any time.

No action has been or will be taken by us, JPMS LLC, JPMorgan Chase Bank, N.A. or any dealer that would permit a public offering of the warrants or possession or distribution of this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the warrants, or distribution of this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus or any other offering material relating to the warrants, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agents or any dealer.

Each agent has represented and agreed, and any other agent through which we may offer the warrants will represent and agree, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the warrants or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the warrants under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the warrants. We shall not have responsibility for any agent’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Settlement

We expect to deliver the warrants against payment for the warrants on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the warrants more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Warrants

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the warrants offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the warrant agent pursuant to the Warrant Agreement, and delivered against payment as contemplated herein, such warrants will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the warrant agent’s authorization, execution and delivery of the Warrant Agreement and its authentication of the warrants and the validity, binding nature and enforceability of the Warrant Agreement with respect to the warrant agent, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.